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                          INDEPENDENT AUDITORS CONSENT

         We consent to the incorporation by reference in this Registration Statement of MangoSoft, Inc. on Form S-8 of our report dated March 3, 2000 ((April 11, 2000 as to the first three paragraphs of Note 14; May 19, 2000 as to the last paragraph of Note 14)(which report expresses an unqualified opinion and includes explanatory paragraphs as to the basis of presentation and to a going-concern uncertainty)), appearing in the Annual Report on Form 10-KSB/A of MangoSoft, Inc. for the year ended December 31, 1999 and of our report dated March 5, 1999 ((September 7, 1999 as to the last paragraph of Note 8 and the first six paragraphs of Note 11; April 11, 2000 as to the seventh, eighth and ninth paragraphs of Note 11; May 19, 2000 as to the last paragraph of Note
11)(which report expresses an unqualified opinion and includes explanatory paragraphs as to the basis of presentation and to a going-concern uncertainty)), appearing in Amendment No. 2 to the Current Report of MangoSoft, Inc. on Form 8-K/A, dated August 31, 2000.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 27, 2000